RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      HEALTHCARE SERVICES OF AMERICA, INC.

          It is hereby certified that:

          1. The present name of the corporation (hereinafter called the "corporation") is Healthcare Services of America, Inc., which is the name under which the corporation was originally incorporated), and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is July 15, 1983.

          2. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Healthcare Services of America, Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

          3. The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                                                                     Exhibit 3.1


                     "RESTATED CERTIFICATE OF INCORPORATION"

                                       OF

                      HEALTHCARE SERVICES OF AMERICA, INC.

          (1) The name of the corporation is Healthcare Services of America, Inc.

          (2) The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

          (3) The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          (4) The total number of shares of stock which the corporation shall have authority to issue is Twenty-Nine Million One Hundred Thousand (29,100,000) shares, of which Twenty-Five Million (25,000,000) shares, par value $1.00 per share, amounting in the aggregate to Twenty-Five Million Dollars ($25,000,000) shall be Common Stock; One Million One Hundred Thousand (1,100,000) shares, par value $1.00 per share, amounting in the aggregate to One Million One Hundred Thousand Dollars ($1,100,000) shall be Class A Preferred Stock; and Three Million (3,000,000) shares, par value $1.00 per share, amounting in the aggregate to Three Million Dollars ($3,000,000), shall be Class B Preferred Stock.

          Section 1. Class A Preferred Stock. Class A Preferred Stock shall not bear interest, shall be non-voting and shall not be entitled to any preference in liquidation or dissolution. Each share of Class A Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, at the office of the corporation into one (1) share of Common Stock, par value $1.00 per share (the "Conversion Rate").

          (a) Adjustment to Conversion Rate for Diluting Issues.

               (i) Share Dividends, Class Subscription Offering, Combinations or Subdivisions of Shares. With the exception of that stock split effected in the nature of a stock dividend payable to Common Stockholders of record on the effective date of this amendment, which stock split is in connection with a plan of recapitalization of which this amendment forms a part, no dividend or other distribution on or in respect of Common, Class A Preferred or Class B Preferred

Shares which is payable in securities of the corporation shall be declared or paid, nor shall the corporation issue rights or warrants to the holders of Common, or to holders of Class A or B Preferred Stock to subscribe for or purchase any securities of the corporation, nor shall there be any combination or subdivision of outstanding shares of any of the classes of stock unless (1) any such action is taken simultaneously with respect to all shares of all classes; (2) all shares issued as a dividend or other distribution on or in respect of Common (or issuable upon conversion or exchange of any security issued as such a dividend or distribution) shall be shares of Common, all shares issued as a dividend or other distribution on or in respect of Class A Preferred (or issuable upon conversion or exchange of any security issued as such a dividend or distribution) shall be shares of Class A Preferred, and all shares issued as a dividend or other distribution on or in respect of Class B Preferred (or issuable upon conversion or exchange of any security issued as such a dividend or distribution) shall be shares of Class B Preferred; (3) such rights or warrants shall be issued to the holders of Common and the holders of Class A and Class B Preferred on the same terms; and (4) any resulting increase or decrease of Common shares or Class A or Class B Preferred shares will be in such proportion to any resulting increase or decrease of the shares of all other classes of capital stock so that upon any subsequent conversion of Class A Preferred shares in to Common, the resulting number of shares received by the holders of those shares being converted shall constitute the same percentage of the then issued and outstanding Common shares and capital stock that would otherwise have resulted had there not been any increase or decrease in any of the shares of capital stock.

               (ii) Adjustment for Reclassification, Exchange and Substitution. If any class of Common shares issuable upon conversion of any shares of Class A Preferred shares shall at any time or from time to time be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (collectively, "Recapitalization") other than a subdivision or combination of shares or stock dividend provided for in Section 1(a)(i) above and subject to each and every limitation contained in said section (collectively, "Stock Distribution"), then and in each such event, the holder of each share of Class A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such Recapitalization by a holder of the number of shares of the other classes of Common into which such Class A Preferred shares might have been converted immediately prior to such Recapitalization.

          (b) Adjustment to Conversion Rate for Sale of Capital Stock.

               (i) If at any time, or from time to time, after the issuance of the Class A Preferred Stock (the "Issuance Date"), the corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, "Additional Shares of Capital Stock" (as hereinafter defined), other than as a Stock Distribution, for an "Effective Price" (as hereinafter defined) of less than Two Dollars and Two Cents ($2.02) per share, then and in each such case, as of the opening of business on the date of such issue or sale, Class A Preferred Stock outstanding before the issuance of Additional Shares of Capital Stock shall be convertible into (i) the number of shares of Class A Preferred Stock outstanding at the Issuance Date plus all Additional Shares of Capital Stock issued after the Issuance Date, divided by (ii) the sum of (A) the number of shares of Class A Preferred Stock outstanding at the Issuance Date, plus (B) the number of shares of Class A Preferred Stock which the aggregate consideration received (or by express provision thereof deemed to have been received) by the corporation for the total number of Additional Shares of Capital Stock issued after the Issuance Date would purchase at Two Dollars and Two Cents ($2.02) per share. Upon determining the new number of Common shares into which each share of Class A Preferred Stock shall be convertible, the Conversion Rate shall be appropriately adjusted to reflect such number. There shall be no adjustment in the number of Common shares of the class or classes into which each such share of Class A Preferred Stock can be converted if Additional Shares of Capital Stock are sold for an Effective Price of more than Two Dollars and Two Cents ($2.02) per share.

               (ii) "Additional Shares of Capital Stock" issued or sold shall mean all shares of Capital Stock issued or sold by the corporation after the Issuance Date, whether or not subsequently reacquired or retired by the corporation, other than shares of Common Stock or Common stock issued upon conversion of the Class A Preferred Stock. The "Effective Price" of Additional Shares of Capital Stock shall mean the quotient determined by dividing the total number of Additional Shares of Capital Stock issued or sold, or deemed to have been issued or sold, by the corporation under this Section 1. into the aggregate consideration received or deemed to have been received by the corporation for such issue under this Section 1.

               (iii) For the purpose of making any adjustment required under this Section 1., the consideration received by the corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the gross amount of cash received by the corporation before deducting any expenses payable by the corporation or any underwriting or similar commissions, compensation, or concessions paid or allowed by the corporation in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the corporation's board of directors, and (C) if Additional Shares of Capital Stock, Convertible Securities (as hereinafter defined), or rights or options to either are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the board of directors to be allocated to such Additional Shares of Capital Stock, Convertible Securities, or rights or options.

               (iv)  For the  purpose  of the  adjustment  required  under  this
Section 1., if at any time or from time to time after the Issuance Date the corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Capital Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then in each such case the corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Capital Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares amounts equal to the total amount of the consideration, if any, received by the corporation for the issuance of such rights or options or Convertible Securities, plus in the case of such options or rights, the minimum amounts of consideration, if any, payable to the corporation upon the exercise of such options or rights, and, in the case of Convertible Securities, the minimum amount of consideration, if any, payable to the corporation upon conversion (other than by, cancellation or liabilities or obligations evidenced by such convertible securities). No further adjustment of the Conversion Rate following adjustment upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Capital Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the

Conversion Rate adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Rate which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Capital Stock so issued were the Additional Shares of Capital Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Capital Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise, plus the consideration, if any, actually received by the corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the corporation upon conversion (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities).

               (v) For the purpose of adjustment required under this Section 1., if at any time or from time to time after the Issuance Date the corporation issues or sells any rights or options for the purchase of Convertible Securities, then in each such case the corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Capital Stock issuable upon conversion of the total number of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Capital Stock an amount equal to the amount of consideration, if any, received by the corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the Conversion Rate, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Capital Stock upon the conversion of such Convertible Securities. The provisions of paragraph (iv) above for the readjustment of the Conversion Rate upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply in as identical a fashion as is possible to the rights, options, and Convertible Securities referred to in this paragraph
(v).

               (vi) No adjustment shall be made under this Section 1.(b) for the issuance of Additional Shares of Capital Stock if and to the extent that the Conversion Rate will be adjusted for such issuance pursuant to Section 1 (a). If an issuance transaction qualifies in part for adjustment of the Conversion Rate under subsection 1.(a) and qualifies in part for adjustment of the Conversion Rate under subsection 1.(b), then appropriate allocation and division of the transaction shall be made so as to properly effectuate the intention of the provisions of this Section 1.

          (c) In the case of an adjustment or readjustment of the Conversion Rate, the corporation shall, at its own expense, compute such adjustment or readjustment and prepare a certificate showing the same, and shall mail the certificate by certified or registered United States mail, return receipt requested, postage prepaid, to each holder of Class A Preferred Shares at the holder's address as shown on the books of the corporation. The certificate shall be certified by the corporation's chief financial officer and shall set forth the new Conversion Rate and the facts upon which the new rate was computed. Such notice shall be deemed given on the earlier or actual receipt or five business days after mailing in the manner described in this subsection (c). Such notice shall not be deemed binding on the holders of Class A Preferred Stock.

          (d) Fractional Shares. No fractional shares shall be issued upon conversion of the Class A Preferred Stock or after adjustment of the original Conversion Rate. In lieu thereof, the corporation shall pay cash equal to such fraction multiplied by the then market price per share of the stock issuable upon such conversion. The market price shall be equal to the most recent quotation on the exchange, if any, on which the Common Stock is listed, or on the automated quotation system of the National Association of Securities Dealers.

          (e) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Stock, such number of its shares of the classes of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Stock; and if at any time the number of authorized but unissued shares of classes of Common Stock shall not be sufficient to effect the conversion of all then outstanding Class A Preferred Stock; the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          Section 2. Class B Preferred Stock. The board of directors shall have, to the fullest extent possible under Section 151(g) of the Delaware General
Corporation law, the power and authority to designate the voting powers, designations, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations, or restrictions of the Class B Preferred Stock and the holders thereof. The board of directors is authorized to issue, by resolution or resolutions, the Class B Preferred Stock authorized herein to be issued, and by such resolution or resolutions to divide said Preferred Stock into one or more series of Preferred Stock, and by such resolution or resolutions, to fix the voting powers, designations, preferences, and relative, participating, optional or other rights, or the qualifications, limitations or restrictions thereof.

1,000,000 shares of such Class B Preferred Stock has been authorized and subsequently designated as Class Preferred Stock, Series 1987 (the "Series 1987 Preferred Stock") and shall be described and limited as follows:

           (a) For purposes of this Section 2, the following definitions shall apply:

           "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with a person or entity.

           "Board of Directors" shall mean the board of directors of the corporation.

           "Original Issue Date" shall mean the date on which the first share of Series 1987 Preferred Stock was originally issued.

           (b) Dividend Rights. From and after the issuance of the Series 1987 Preferred Stock, the holders of outstanding Series 1987 Preferred Stock shall be entitled to receive, and shall be paid, when and as declared by the Board, out of funds legally available therefor, cumulative dividends at an annual rate of $.15 per share, payable in arrears quarterly on January 15, April 15, July 15 and October 15, to stockholders of record on a date not more than 20 days prior to the date on which such cash dividends are payable, said dividends to commence accrual on the Original Issue Date. Such dividends shall be prior and in preference to any declaration of payment of any dividend on the Common Stock of the corporation. Such dividends shall be cumulative and shall accrue whether or not declared by the Board of Directors of the corporation. No cash dividends shall be paid with respect to any class or series of capital stock of the corporation, including without limitation, the Class A Preferred Stock and the Common Stock of the corporation, until all dividends accrued on any outstanding shares of the Series 1987 Preferred Stock, whether or not declared, have been set apart and fully paid. No accumulation of dividends on the Series 1987 Preferred Stock shall bear interest.

           (c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of each share of the Series 1987 Preferred Stock, by reason of their ownership thereof, shall be entitled to receive in exchange for and in redemption of their Series 1987 Preferred Stock, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of any class or series of capital stock of the corporation, including without limitation, the Class A Preferred Stock and the Common Stock of the corporation, an amount equal to $2.50 per share plus all accrued but unpaid dividends, whether or not declared, on such share.

All of the preferential amounts to be paid to the holders of the Series 1987 Preferred Stock under this Section (c) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or surplus funds of the corporation to, the holders of any class or series of capital stock of the corporation, including without limitation, the Class A Preferred Stock and the Common Stock of the corporation, in connection with such liquidation, dissolution or winding up, whether voluntary or involuntary. If the assets or surplus funds to be distributed to the holders of the Series 1987 Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series 1987 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. After the payment or distribution to the holders of the Series 1987 Preferred Stock of the full preferential amounts aforesaid, the holders of the Class A Preferred Stock and the Common Stock then outstanding shall be entitled to receive ratably all the remaining assets of the corporation.

           (d) Voting Rights. Except as set forth specifically below, or as required by law, the holder of each share of the Series 1987 Preferred Stock shall be entitled to nine and two-tenths (9.2) votes on all matters put to a vote of the stockholders of the corporation and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Such number of votes shall be appropriately adjusted in the event of any recapitalization, reorganization, stock dividend, stock split or similar event affecting the capital stock of the corporation. In the event that any shares of the Series 1987 Preferred Stock are transferred to a person or persons other than to (a) an Affiliate of Ramsay Corporation ("Ramsay") or (b) a member of a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "34 Act")) which includes Ramsay and/or any Affiliate of Ramsay and in which Ramsay and/or Affiliates of Ramsay retain all voting rights of such Series 1987 Preferred Stock, then such transferred Series 1987 Preferred Stock shall be entitled to only that number of votes, on all matters put to the vote of stockholders of the corporation, equal to the number of full shares of Common Stock into which such transferred Series 1987 Preferred Stock is convertible. In such event, the Series 1987 Preferred Stock not so transferred shall retain the voting rights set forth above. In the event Ramsay transfers shares of Common Stock beneficially owned by it to a person or persons other than to (a) an Affiliate of Ramsay or (b) a member of a "group (within the meaning of Section 13(d) of the 34 Act) which includes Ramsay and/or any Affiliates of Ramsay and in which Ramsay and/or Affiliates of Ramsay retain all voting rights of such Common Stock, where following such transfer Ramsay beneficially owns less than 2,375,000 shares of Common Stock (such number of shares to be appropriately adjusted in the event of any recapitalization, reorganization, stock dividend, stock split or similar event affecting the capital stock of the corporation) then all Series 1987 Preferred Stock owned beneficially by Ramsay shall be entitled to only that number of votes, on all matters put to a vote of stockholders of the corporation, equal to the number of full shares of Common Stock into which such Series 1987 Preferred Stock is convertible at the time of taking such vote. In any and all circumstances, the holders of the Series 1987 Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the corporation and shall vote together with the holders of the Common Stock as one class upon any matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote of the holders of Series 1987 Preferred Stock. Fractional votes shall not, however, be permitted, and any fractions shall be disregarded in computing voting rights.

           (e) Conversion. The holders of the Series 1987 Preferred Stock shall have conversion rights as follows:

               (i) Right to Convert.

                   (A) Each  share of  Series  1987  Preferred  Stock  shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series 1987 Preferred Stock, into that number of fully paid and nonassessable shares of Common Stock that results from dividing the Conversion Price per share in effect at conversion into $2.50 and multiplying the quotient obtained by the number of shares of Series 1987 Preferred Stock being converted. The initial Conversion Price is $5.00 per share. The initial Conversion Price is subject to adjustment from time to time as provided herein.

                   (B) No  fractional  shares of Common  Stock  shall be issued upon conversion of Series 1987 Preferred Stock and if any shares of Series 1987 Preferred Stock surrendered by a holder, in the aggregate, for conversion which would otherwise result in a fractional share of Common Stock, then such fractional share shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

               (ii) Mechanics of Conversion. Before any holder of Series 1987 Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed and accompanied by properly executed stock powers, at the office of the corporation or of any transfer agent for the Series 1987 Preferred Stock, shall give written notice to the corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued if different from the name shown on the books and records of the corporation, and shall pay any applicable transfer tax. Said conversion notice shall also contain such representations as may reasonably be required by the corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way which might violate the then applicable securities laws. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series 1987 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series 1987 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. All certificates issued upon the exercise of the conversion shall contain a legend governing restrictions upon such shares imposed by applicable securities laws.

               (iii) Adjustment for Subdivisions or Combinations of Common Stock. In the event the corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series 1987 Preferred Stock, then and in each such event the Conversion Price shall be increased or decreased proportionately.

               (iv) Adjustments for Dividends, Distributions and Common Stock Equivalents. In the event the corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, without a proportionate and corresponding dividend or other distribution to holders of Series 1987 Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (e)(iv), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the then applicable Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the then applicable Conversion Price by a fraction,

          (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

          (B) the denominator of which shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and provided, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Subsection (e)(iv) as of the time of actual payment of such dividends or distributions; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease or increase in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents which expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Price shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment shall be made in the manner provided in this Subsection (e)(iv).

               (v) Adjustment of Conversion Price for Diluting Issues. Except as otherwise provided in this Subsection (e)(v), in the event the corporation after the Original Issue Date sells or issues any Common Stock or Common Stock
Equivalents, at a per share consideration (as defined below) less than the Conversion Price then in effect for the Series 1987 Preferred Stock, then the Conversion Price then in effect shall be adjusted as provided in subparagraphs
(A), (B), (C), and (D) hereof. For the purposes of the foregoing, the per share consideration with respect to the sale or issuance of Common Stock shall be the price per share received by the corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents which are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the corporation upon the sale or issuance of such common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the total aggregate consideration received by the corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration or for less than $1.00 per share shall be deemed to be an issuance at a per share consideration of $1.00. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for noncash consideration, the amount of consideration shall be determined by the Board of Directors of the corporation.

               As used in this Subsection (e)(v), "Additional Shares of Common Stock" shall mean either shares of Common Stock issued subsequent to the Original Issue Date or, with respect to the issuance of Common Stock Equivalents subsequent to the Original Issue Date, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

          (A) Upon each issuance of Common Stock for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Price of the Series 1987 Preferred Stock in effect on such date will be adjusted by multiplying it by a fraction:

               (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate net consideration received by the corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect, and

               (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock, plus the number of such Additional Shares of Common Stock so issued.

           (B) Upon each issuance of Common Stock Equivalents, exchangeable without further consideration into Common Stock, for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Price of the Series 1987 Preferred Stock in effect on such date will be adjusted as in subparagraph (A) of this Subsection
     (e)(v) on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

           (C) Upon each issuance of Common Stock Equivalents other than those described in subparagraph (B) of this Subsection (e)(v), for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Price of the Series 1987 Preferred Stock in effect on such date will be adjusted as in subparagraph (A) of this Subsection
     (e)(v) on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and receivable by the corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

           (D) Once any Additional Shares of Common Stock have been treated as having been issued for the purposes of this Subsection (e)(v), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto. On the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Conversion Price has been made previously pursuant to this Subsection (e)(v) or the expiration or termination of any Common Stock Equivalents, then the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities of Common Stock Equivalents been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities or upon the exercise of the Common Stock Equivalents.

           (E) The foregoing notwithstanding, no adjustment of the Conversion Price shall be made as a result of the issuance of the following, but such shares of Common Stock shall be deemed to be outstanding upon issuance for all other purposes hereof:

                (x) shares of Common Stock relating to (i) outstanding options to purchase 457,683 shares of Common Stock of the corporation and outstanding commitments to grant options to purchase 132,4000 shares of Common Stock of the corporation, (ii) warrants to purchase shares of Common Stock of the corporation outstanding under that certain Note and Warrant Purchase Agreement dated as of June 15, 1985 pursuant to which the corporation's 13% Senior Subordinated Notes due June 15, 1990 were issued, including any amendments thereto, (iii) other warrants to purchase 378,000 shares of Common Stock of the corporation, (iv) 948,750 shares of Class A Preferred Stock which shares are convertible at any time and from time to time into the same number of shares of Common Stock, (v) the right of Charles A. Speir to convert the demand notes of the corporation in the aggregate principal amount of $1,000,000 into a number of shares of Common Stock determined by dividing the principal and all accrued interest on such notes by $7.00, (vi) the right of the holders of the corporation's 10% Subordinated Convertible Notes issued pursuant to that certain Purchase Agreement dated as of September 4, 1987 among the corporation, Ramsay Corporation and Paul Joseph Ramsay, as modified by a Supplement to Purchase Agreement dated as of October 30, 1987 among such parties, to convert the principal amount thereof into sharer of Common Stock or any mandatory conversion thereof, and (vii) warrants or options to purchase up to 150,000 shares of Common Stock of the corporation issued or to be issued to the participating banks under the Amended and Restated Credit Agreement dated as of November 10, 1983, as amended and restated as of May 31, 1985, as further amended and restated as of August 13, 1986, and as further amended in November 1987 among the Corporation, the Banks named therein, Security Pacific National Bank as collateral agent and Bank of America N.T. & S.A. as general agent (all such numbers to be appropriately adjusted in the event of any recapitalization, reorganization, stock dividend, stock split or similar event affecting the capital stock of the corporation);

                (y) any shares of Common Stock pursuant to which the Conversion Price has been adjusted under Subsection (3) or (4) of this Section
          (e); or

                (z) any shares of Common Stock issued pursuant to the exchange, conversion or exercise of any Common Stock Equivalents which have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued.

               (vi) Reorganizations, Mergers Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this paragraph (e)) or a merger or consolidation of the corporation with or into another corporation, or the sale of all or substantially all of the corporation's properties and assets to any other person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series 1987 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series 1987 Preferred Stock, the number of shares of stock, securities or assets of the corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (e) with respect to the rights of the holders of the Series 1987 Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this paragraph (e) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series 1987 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (vii) No Adjustment. No adjustment to the Conversion Price shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

               (viii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (e), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the corporation to verify such computation and prepare and furnish to each holder of Series 1987 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series 1987 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at that time would be received upon the conversion of Series 1987 Preferred Stock.

               (ix) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities other than Series 1987 Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series 1987 Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

               (x) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series 1987 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 1987 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series 1987 Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

           (f) Redemption of Series 1987 Preferred Stock. The corporation on September 30, 1997 shall redeem all of the shares of Series 1987 Preferred Stock then outstanding by paying $2.50 per share together with all accrued and unpaid dividends thereon (whether or not declared) to and including the date of redemption; provided, however, that if the Board of Directors of the corporation determines at such time by resolution duly adopted that the corporation has insufficient funds to effect such redemption due solely to the requirements of applicable state corporate law, then the Series 1987 Preferred Stock shall be, at such time, automatically converted into Common Stock on the terms set forth in Section (e) hereof. Notice of the redemption of the Series 1987 Preferred Stock shall be mailed at least thirty (30) but not more than sixty (60) days before the redemption to each holder of record of such shares (as of ten (10) days prior to the date of such notice) at his address as shown by the corporation's records. At any time after such notice has been mailed, the corporation may deposit the aggregate redemption price with any bank or trust company named in such notice, payable in the amounts aforesaid to the respective orders of the record holders of the shares to be redeemed, on endorsement (if required) and surrender of the certificates therefor, and thereupon said holders shall cease to be stockholders with respect to said shares, and from and after the making of such deposit said holders shall have no interest in or claim against the corporation with respect to said shares except only the rights of the holders thereof to receive such moneys from said bank or trust company, without interest, and further dividends thereon shall cease to be payable. Any funds so deposited by the corporation which shall be unclaimed after the end of the period established by any statute controlling the disposition of unclaimed property shall be released or repaid to the corporation upon its request, after which the holders of the shares so called for redemption shall look only to the corporation for payment thereof without interest.

           (g) Protective Provisions. In addition to any other rights provided bylaw, so long as any Series 1987 Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66-2/3% of such outstanding shares of Series 1987 Preferred Stock and Common Stock voting together as one class, amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or Bylaws, as amended, or file any certificate of designations, preferences and rights of any series of Class B Preferred Stock, $1.00 par value, of the corporation or Class A Preferred Stock, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series 1987 Preferred Stock. Nothing herein shall be deemed to restrict the Board of Directors from amending the terms hereof prior to the issuance of any Series 1987 Preferred Stock.

           (h) Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series 1987 Preferred Stock shall be deemed given if deposited in the United States Postal Service, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation. For so long as Ramsay shall be the beneficial owner of any shares of the Series 1987 Preferred Stock, a copy of any such notices shall also be given to Haythe & Curley, 437 Madison Avenue, New York, New York 10022, Attention: Bradley P. Cost, Esq.

           (5) In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

           (6) Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

           (7) A director of the corporation shall not be personally liable to the corporation or its stockholders for the monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit.

Signed and attested to on August 31, 1988.


                                                    ___________________________
                                                              President

Attest:



__________________________________
      Secretary

STATE OF ALABAMA           )
                           : ss.
COUNTY OF JEFFERSON        )

               BE IT REMEMBERED that, on August 31, 1988, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came Ralph J. Watts lying] President of Healthcare Services of America, Inc., who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument as executed is the act and deed of said corporation, and that the facts stated therein are true.

               GIVEN under my hand on August 31, 1988



                                      _________________________________________
                                      Notary Public

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                      HEALTHCARE SERVICES OF AMERICA, INC.

                       After Receipt of Payment for Stock
                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware


          The undersigned,  President of HEALTHCARE SERVICES OF AMERICA, INC., a

corporation   organized  and  existing  under  and  by  virtue  of  the  General

Corporation  Law of the  State of  Delaware  (the  "Corporation"),  DOES  HEREBY

CERTIFY as follows:

          FIRST:  The Certificate of  Incorporation of the Corporation is hereby amended by deleting  Paragraph (1) of the  Certificate of  Incorporation  in its

present form and so  substituting  therefor a new Paragraph (1) in the following form:

               "(1) The name of the Corporation is Ramsay Health Care, Inc."

          SECOND:  The Certificate of Incorporation of the Corporation is hereby amended by deleting the first  sentence of paragraph (4) of the  Certificate  of

Incorporation  in its present  form and so  substituting  the  following in lieu thereof:

               "(4) The total number of shares of stock which the Corporation shall have the authority to issue is Sixty-Five Million Five Hundred Thousand (65,500,000) shares, of which Sixty Million (60,000,000) shares, par value $1.00 per share, amounting in the aggregate to Sixty Million Dollars ($60,000,000), shall be Common Stock; Two Million Five Hundred Thousand (2,500,000) shares, par value $1.00 per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000), shall be Class A Preferred Stock; and Three Million shares, par value $1.00 per share, amounting in the aggregate to Three Million Dollars ($3,000,000), shall be Class B Preferred Stock."

          THIRD:  The  amendments to the  Certificate  of  Incorporation  of the

Corporation set forth in this Certificate of Amendment have been duly adopted in accordance  with  the  applicable  provisions  of  Section  242 of  the  General

Corporation  Law of the State of  Delaware,  (a) the Board of  Directors  of the

Corporation  having duly adopted a resolution  setting forth such amendments and declaring  their  advisability  and submitting  them to the  stockholders of the

Corporation   for  their  approval  in  conformity   with  the  By-laws  of  the

Corporation,  and (b) the holders of a majority of the outstanding  stock of the

Corporation  entitled  to vote  thereon,  and the  holders of a majority  of the outstanding stock of the Corporation of each class entitled to vote thereon as a class having duly adopted resolutions setting forth such amendments by a vote at a  meeting  of the  stockholders  held in  conformity  with the  By-laws  of the

Corporation.

            *                         *                           *

          IN WITNESS  WHEREOF,  the Corporation has caused its corporate seal to be hereunto  affixed and this  Certificate  of Amendment of its  Certificate  of

Incorporation to be signed as of the 3rd day of November 1988.


                                                      HEALTHCARE SERVICES OF
                                                      AMERICA, INC.


                                                      By _____________________
                                                             Ralph J. Watts
                                                                President


[Corporate Seal]

Attest:



_______________________
Assistant Secretary